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EXHIBIT INDEX


Exhibit Number   Description of Exhibit
--------------   ----------------------------
99.01            Press Release, dated October 14, 2002, of Quintiles
                 Transnational Corp..



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                                                                   EXHIBIT 99.01

FOR IMMEDIATE RELEASE
CONTACT:
Pat Grebe
(media.info@quintiles.com)
Greg Connors
(invest@quintiles.com)
919 998 2000

                        QUINTILES TRANSNATIONAL RECEIVES
               PROPOSAL FROM DENNIS GILLINGS TO ACQUIRE QUINTILES

         RESEARCH TRIANGLE PARK, N.C. - October 14, 2002 - Quintiles Transnational Corp. (Nasdaq: QTRN) today announced that Pharma Services Company, a newly formed company wholly owned by Dennis B. Gillings, Ph.D., Chairman of the Board and Founder of Quintiles, has made a non-binding proposal to acquire all of the outstanding shares of Quintiles for a cash price of $11.25 per share. Quintiles' Common Stock closed at $8.31 on October 11, 2002.

         The proposal indicates that Pharma Services has received a commitment for debt financing for the proposed transaction and is in advanced discussions to obtain equity financing for the proposed transaction. The proposal further indicates that Dr. Gillings and his affiliates intend to retain their entire equity in Quintiles.

         In response to the proposal, the Board of Directors of Quintiles has established a special committee of independent directors to act on behalf of Quintiles with respect to the proposal or alternatives in the context of evaluating what is in the best interest of Quintiles and its shareholders. The special committee has the authority to engage its own legal, financial and other advisors.

         Quintiles cautions its shareholders, and others considering trading in Quintiles securities, as follows: the Board of Directors of Quintiles has just received the proposal; the process of considering the proposal is only in its beginning stages; no decisions whatsoever have been made by the special committee of the Board in respect of Quintiles' response, if any, to the proposal and shareholders are not now being asked to take any action with respect to the proposal; the special committee will proceed in a timely and orderly manner to consider the proposal and its implications; and there can be no assurance that the proposed transaction or any other transaction will be approved or completed. This press release contains forward-looking statements of Quintiles regarding a possible transaction by Quintiles. Actual events may differ materially from the statements included in this press release.

         Quintiles Transnational helps improve healthcare worldwide by providing a broad range of professional services, information and partnering solutions to the pharmaceutical, biotechnology and healthcare industries. Headquartered near Research Triangle Park, North Carolina, Quintiles is a member of the S&P 500 and Fortune 1000. For more information visit Quintiles' Web site at www.quintiles.com.